UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 14, 2017

ATHENE HOLDING LTD.
(Exact name of registrant as specified in its charter)

	Bermuda	001-37963	98-0630022
	(State or other jurisdiction of	(Commission	(I.R.S. Employer
	incorporation or organization)	file number)	Identification Number)

96 Pitts Bay Road
Pembroke, HM08, Bermuda
(Address of principal executive offices and zip code)

(441) 279-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events
On April 14, 2017, in connection with a private offering, AGER Bermuda Holding Ltd. (“AGER”) entered into subscription agreements with Athene Holding Ltd. (the “Company”), certain affiliates of Apollo Global Management, LLC (“Apollo”) and a number of other third-party investors, pursuant to which AGER procured commitments from the Company, such affiliates of Apollo and such other investors to purchase new Class B-2, Class B-1 and Class A equity interests in AGER, respectively, subject to the terms and conditions of such subscription agreements (the “AGER Offering”). AGER is a Bermuda incorporated subsidiary of the Company that serves as the holding company for the Company’s European operations (AGER, together with the Company’s European operations, the “AGER Group”).
As part of the AGER Offering, AGER entered into subscription agreements totaling €2.175 billion of capital commitments. Of this amount:

•
the Company agreed to (i) convert its existing shares in AGER to €90 million of new Class B-2 equity interests in AGER on the Closing Date (as defined below), (ii) purchase from AGER an additional €285 million (which may be reduced to €260 million, to the extent that certain employees, officers, directors and advisors of the Company, AGER, Apollo and/or their respective affiliates hereafter commit to purchase from AGER up to €25 million of new equity interests in AGER) of new Class B-2 equity interests in AGER during the five-year period beginning on the Closing Date (such period, “the Commitment Period”), and (iii) purchase from AGER new Class C-1 equity interests in AGER on the Closing Date that represent a profits interest in AGER which, upon meeting certain vesting triggers, will be convertible by the Company into additional Class B-2 equity interests in AGER; and

•
certain affiliates of Apollo agreed to purchase from AGER (i) €125 million (which may be reduced to the extent that certain employees, officers, directors and advisors of the Company, AGER, Apollo and/or their respective affiliates hereafter commit to purchase from AGER more than €25 million of new equity interests in AGER) of new Class B-1 equity interests in AGER during the Commitment Period and (ii) new Class C-1 equity interests in AGER on the Closing Date that represent a profits interest in AGER which, upon meeting certain vesting triggers, will be convertible by such affiliates of Apollo into additional Class B-1 equity interests in AGER.

The Class B-2 equity interests to be acquired by the Company will provide the Company with 10% of the aggregate voting power in AGER, while holders of the Class B-1 equity interests will have 35% of the aggregate voting power in AGER and the holders of the Class A equity interests will have 55% of the aggregate voting power in AGER.
A special committee of the Company’s board of directors, comprised solely of disinterested directors, approved the AGER Offering.
The completion of the AGER Offering is conditioned upon obtaining certain regulatory approvals, and other customary terms and conditions. The closing of the AGER Offering will not occur unless and until such regulatory approvals are obtained and all other applicable conditions are satisfied or waived by the applicable parties (the date of such closing, the “Closing Date”). It is anticipated that the Closing Date will occur in early 2018, although no assurance can be provided regarding when the Closing Date will occur or whether it will occur at all.
It is expected that AGER’s initial material capital call during the Commitment Period will result in the issuance by AGER of new equity interests to affiliates of Apollo and other third-party investors, such that the Company’s interest in the AGER Group will be reduced so that the AGER Group becomes held by the Company as an investment rather than as consolidated subsidiaries of the Company. Prior to such time, the AGER Group will continue to be consolidated subsidiaries of the Company, including in the event that the AGER Offering is not completed for any reason. AGER’s initial material capital call will be made only in connection with an acquisition by the AGER Group.
The Company’s conversion of its existing shares in AGER to new equity interests in AGER on the Closing Date values the AGER Group at €90 million, which is in line with the Company’s invested capital in the AGER Group. This valuation of the AGER Group was fixed as of the date on which AGER entered into the existing subscription agreements for the AGER Offering (April 14, 2017) and is unaffected by any profit or loss or other increase or decrease in value of the AGER Group during the period between April 14, 2017 and the date (if any) on which the AGER Group is deconsolidated from the Company, which period is expected to be nine months or longer. As a result, to the extent that the Company’s invested capital in, and/or the fair value of, the AGER Group increases or decreases during such time period, the Company may incur a gain or loss upon deconsolidation.
In order to align the interests of Athene and AGER, on the Closing Date, the Company expects to enter into a cooperation agreement with AGER (the “Cooperation Agreement”). Pursuant to the Cooperation Agreement, among other things, (i) the Company will have the right to reinsure approximately 20% of the spread business written or reinsured by any insurance or reinsurance company owned or acquired by AGER, (ii) AGER’s insurance subsidiaries will be required to purchase certain funding agreements and/or other spread instruments issued by the Company’s insurance subsidiaries, (iii) the Company will provide the AGER Group with a first right to pursue acquisition and reinsurance transactions in Europe (other than the United Kingdom) and (iv) the AGER Group will provide the Company and its subsidiaries (other than the AGER Group) with a first right to pursue acquisition and reinsurance transactions in North America (including the United States) and the United Kingdom.
An affiliate of Apollo is expected to continue to act as investment adviser in regard to the AGER Group’s investment portfolio following the Closing Date and the AGER Group’s deconsolidation from the Company. The services that Apollo and its affiliates provide to the AGER Group, and the fees they receive for doing so, may differ from the existing services provided to the AGER Group and the existing fees paid therefor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATHENE HOLDING LTD.

Date: April 14, 2017	/s/ John L. Golden
John L. Golden
Executive Vice President, Legal